UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to §240.14a-12

STW RESOURCES HOLDING CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

[ ]	Payment of Filing Fee (Check the appropriate box):
[ ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Filing Party:
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:
4)	Dated Filed:

STW RESOURCES HOLDING CORP.

3424 SCR 1192
Midland, TX 79706

NOTICE OF CONSENT SOLICITATION

You are being asked to consider and provide your written consent with regard to the following matter:

Amend our certificate of incorporation, as amended, to increase our authorized capital stock from 51,666,667 to 201,666,667 shares, of which 191,666,667 will be common stock and 10,000,000 will be preferred stock.

These matters are more fully described in the Consent Solicitation Statement accompanying this notice. The approval of the above matter is required to approve the amendment to our certificate of incorporation. The amendment to our certificate of incorporation, as amended, will not become effective unless stockholders approve the matter above.

Our board of directors unanimously recommends that you provide your written consent for approval of the corporate matter set forth above.

Our board of directors has fixed November 13, 2014 (the "Record Date") as the record date for determining stockholders entitled to this Notice and to submit written consents. Only stockholders of record as of the record date will be entitled to submit their written consents with regard to the above matters. The Consent Solicitation Statement and the accompanying Written Consent shall first be sent to stockholders on or about December 3, 2014.  Written Consents must be received on or before 4:00 p.m. Eastern Daylight Savings Time, on December 23, 2014 to be counted.

In addition to this notice, the Consent Solicitation Statement and the accompanying Written Consent, a copy of STW’s annual report on Form 10-K for the year ended December 31, 2013 and quarterly report on Form 10-Q for the quarter ended June 30, 2014, which are not part of the soliciting material, is enclosed.

It is important that your shares be voted.  Please vote your shares using the enclosed written consent.  Please sign the written consent where required and note the number of shares you own.  Then, return the consent in the envelope provided at the address first written above.

There will be no meeting of shareholders with regard to the proposal.

By Order of the Board of Directors,

/s/ Stanley Weiner
Stanley Weiner, Chief Executive Officer
[ ], 2014

STW RESOURCES HOLDING CORP.

3424 SCR 1192
Midland, TX 79706

CONSENT SOLICITATION STATEMENT

GENERAL

This consent solicitation statement dated as of November [  ], 2014 (the "Consent Solicitation Statement"), is being provided to you on behalf of STW Resources Holding Corp. (the "Company"), by the Company, for the purpose of obtaining your consent to the proposal described elsewhere in this Consent Solicitation Statement to amend the Company's certificate of incorporation (the "Certificate of Incorporation") to increase the Company's authorized capital.

On [  ], 2014, our board of directors unanimously adopted resolutions approving the proposed amendment to our certificate of incorporation.   This Consent Solicitation Statement and attached written consent form (the "Written Consent"), are being distributed to eligible shareholders on or about December 3, 2014.  On November 13, 2014 (the "Record Date"), which is the record date for the determination of the Shareholders entitled to act with respect to this Consent Solicitation Statement, there were [  ] shares of common stock outstanding and entitled to submit consents in connection with approval of the above proposal. Each share of our outstanding common stock is entitled to one vote. No dissenters’ rights are afforded to our stockholders under Nevada law in connection with approval of the above proposals.

Shareholders who wish to consent to the proposal must return a properly completed Written Consent form or such other authorized method on or before 4:00 p.m. Eastern Daylight Savings Time, on December 23, 2014 (the "Expiration Date"), subject to early termination of this Consent Solicitation, including if the consent of the company's shareholders holding 51% of the Company's outstanding shares have been received for the proposal or the extension of the Expiration Date at the discretion of the Company (combined, this time period is referred to as the "Voting Period").

Our board of directors has decided to seek written consent, rather than call a special meeting of stockholders, in order to eliminate the costs and management time involved in holding a special meeting. Written consents are being solicited from our stockholders of record on the record date pursuant to Section 78.320 of the Nevada Revised Statutes, as amended, and Article I, Section 5 of our bylaws.

Failure to provide your consent as described above will have the same effect as a vote against the proposal.  If you sign and send in the written consent card but do not indicate how you want to vote as to the proposal, your consent card will be treated as a consent authorizing the proposal. The board of directors has retained the absolute authority to reject and not implement any or all of the proposals even after stockholder approval.

Please read this Consent Solicitation Statement before voting. If you have questions about this Consent Solicitation Statement, or if you would like additional information, please call Grant Seabolt, senior partner of our General Counsel: Seabolt Law Group at 214-871-5079.

The Board of Directors recommend that Shareholders Consent to the proposal to amend the Certificate of Incorporation to increase our authorized capital.

If the proposals are approved by at least a majority of our stockholders, but less than all of our stockholders, we intend to announce the final results of this consent solicitation on a Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”). This Consent Solicitation Statement and the Form 8-K shall constitute notice of approval of the proposals without a meeting by less than unanimous written consent.

Other than as discussed herein, we have made no arrangements and we have no understanding with any other person regarding the solicitation of consents hereunder, and no person has been authorized by us to give any information or to make any representation in connection with the solicitation of consents, other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized by us. In addition to solicitations by mail, consents may be solicited by directors, officers and other employees of our company who will receive no additional compensation therefor.

Members of our management beneficially own shares of our common stock and intend to submit their consents in favor of the proposal. As a result, we expect that we will receive consents in favor of the proposal to increase our authorized capital stock and so amend our articles of incorporation with respect to approximately 9,547,162 shares, representing approximately [  ]% of our outstanding common stock as of the record date, held, directly and/or beneficially, as of the record date by our Chief Executive Officer, Chief Operating Officer and board of directors.

Stockholders Entitled to Vote

You are entitled to vote all shares of our common stock that you held as of the close of business on the Record Date.  Each share of our common stock, which is our only outstanding voting stock, is entitled to one vote with respect to each matter properly brought before the meeting.

On November 13, 2014, the Record Date, there were [ ] shares of common stock issued and outstanding.

A list of stockholders entitled to vote will be available at the meeting, and for ten (10) days prior to the meeting, at 3424 South County Road 1192, Midland, Texas 79706, between the hours of 10:00 AM CST and 4:00 PM CST local time.

Required Vote

The proposal requires the consent of at least 51% of the Shares outstanding as of the Record Date.

How to Vote

You may generally vote by one of the following methods:

●	By Mail. You may vote by signing, dating and returning your Written Consent in the enclosed pre-addressed envelope; or

●
By Methods Listed on the Written Consent. Please refer to your Written Consent or other information provided by your bank, broker, nominee or other shareholder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the Written Consent or other information provided to the shareholders of record.

If you hold your Shares through a broker, bank or other nominee, you are considered the beneficial owner of the Shares, and your broker is the holder of record. You have the right to direct your broker as to how to vote your Shares. You may have received instructions on how to vote from your broker, bank or other nominee. Please follow their instructions carefully. If you request a printed copy of the consent materials by mail, your broker will provide a Written Consent for you to use.

Changing Your Vote

Your latest vote on the proposal is the one that counts. Therefore, you can revoke a prior vote simply by voting again, at any time during the Voting Period.  See "How to Vote" above.

Vote Deadline

Your vote must be received no later than 4:00 p.m., New York City time, on December 23, 2014, subject to early termination of this Consent Solicitation, including if the consent of the Shareholders holding 51% of the Company's outstanding Shares has been received, or the extension of the Expiration Date at the discretion of the Company.

Broker Non-Votes

Broker non-votes are Shares held by brokers, banks and other nominees that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your Shares in its name and you do not instruct your broker how to vote on a proposal, your Shares will not be voted on the proposal. A broker non-vote, or an abstention, will have the same effect as a vote against each proposal.

Effective Date of Proposed Action

We intend to file the amendments to our Articles of Incorporation, as amended, and effect the increase in our authorized Common Stock as soon as practicable after receipt of the required stockholder consent and any required regulatory consent.  The action will become effective upon filing such amendment with Nevada's Secretary of State. While we anticipate taking such action on or about December 29, 2014, the timing will depend on the speed with which we receive the required consents and approvals (which may be before December 29, 2014, but not prior to December 23, 2014).

Cost of Consent Distribution and Solicitation

The Company will pay the expenses of the preparation of the consent materials and the solicitation by the Board of Directors of consents.  Consents may be solicited on behalf of the Company in person or by telephone, e-mail, facsimile or other electronic means by directors, officers or employees of the Company, who will receive no additional compensation for soliciting.

Interest Of Certain Persons In Or In Opposition To Matters To Be Acted Upon

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposal to amend the Articles of Incorporation and take all other proposed actions which is not shared by all other holders of the Company's Common Stock.

Financial Statements and Other Information

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC are being sent to all shareholders along with this Consent Solicitation.  As these reports contain certain other information, including financial statements and management's discussion and analysis of financial condition, we encourage you to read them.

Additional copies will be furnished without charge to shareholders upon written request. Exhibits to the Annual Report will be provided upon written request. All written requests should be directed to: STW Resources Holding Corp., c/o Chief Financial Officer, 3424 SCR 1192, Midland, TX 79706.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including STW, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, DC 20549. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, DC 20549.

[Remainder of page intentionally left blank]

PROPOSAL

AMEND OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES

Our current Certificate of Incorporation authorizes us to issue up to a total of 41,666,667 shares of common stock and 10,000,000 shares of preferred stock. A total of [  ] shares of common stock and 0 shares of preferred stock was issued and outstanding as of the Record Date.

If the proposal is approved, we will be authorized to issue up to a total of 191,666,667 shares of common stock and 10,000,000 shares of preferred stock.

Earlier in fiscal 2013, the Board received written consent from its shareholders authorizing management to effect up to a 10-to-1 reverse split of all authorized and outstanding shares of the Company's common stock for up to twelve months (the "Authorization").  As per the Authorization, the reverse split had to apply to both the Company's outstanding and authorized stock and on November 7, 2014, the Company implemented a 1:6 reverse stock split (the "Reverse Split").  After receiving the Authorization, management realized that it was for both outstanding and authorized capital stock and although its intention was to only effect a reverse split of the Company's outstanding common stock, it had already received shareholder consent and mailed out the related Information Statement on Schedule 14C.  Therefore, it implemented the Reverse Split, but now seeks to increase the Company's authorized capital to bring it back closer to where it was for the reasons set forth below.

As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we have been experiencing a working capital shortage and need to raise additional capital to carry out our business plan. We have reduced management compensation and continue to attract and retain new customers, and received some private financing, but thus far, these efforts are not sufficient to supply us with the capital we require to sustain our operations. Additionally, as stated, we are actively seeking additional debt or equity financing to sustain operations at our current levels. However, there can be no assurance that we will be able to obtain additional financing to continue operations at current levels or that if obtainable, such financing will be on terms that are advantageous to the Company and our stockholders. At this time we do not have any definitive agreements in place, but if and when we are able to conduct a financing or business transaction, having additional authorized capital available for issuance in the future will give us greater flexibility and may allow such shares to be issued without the expense and delay of a shareholder vote or meeting.

Furthermore, the Company has contractual obligations to maintain certain reserve levels for specific investments, which obligations we may not be able to meet if we do not increase our authorized capital.  As of November 2014, the Company has approximately 3,531,246 warrants and 5,765,384 convertible notes outstanding.

Below is a table demonstrating our capitalization, both before and after the proposal.

	# of Common Shares, as at the Record Date of November 13, 2014	# of Common Shares, subsequent to increase in Authorized Shares, with the uppermost impact of the above transactions, relative to November 13, 2014, record date
Authorized	41,666,667	191,666,667
Issued and Outstanding	27,998,614	27,998,614
Reserved for Issuance	10,917,010	10,917,010
Authorized but Unissued / Not Reserved	2,751,043	152,751,043

Due to the above, the Board of Directors has determined that it is in the best interest of the Company to increase the number of authorized shares to ensure that the Company has the flexibility to pursue future opportunities, including public or private offerings of shares for cash, acquisitions of other companies, pursuit of financing opportunities, stock options and other employee incentives, and other valid corporate purposes.  None of the Company’s directors or executive officers has a direct personal or financial interest in increasing the number of authorized shares of common stock.

Although the increase in the authorized number of shares of common stock will not, in and of itself, have any immediate effect on the rights of our shareholders, any future issuance of additional shares of common stock could affect our shareholders in a number of respects, including by diluting the voting power of the current holders of our common stock and by diluting the earnings per share and book value per share of outstanding shares of our common stock at such time.  If approved, the Board of Directors will have the authority to issue authorized shares of common stock, and designate and issue new classes of preferred stock, without requiring any further approval from our common or preferred shareholders.   The issuance of additional shares of common stock could adversely affect the market price of our common stock.  Moreover, if we issue securities convertible into common stock, the holders of our common stock may suffer significant dilution.  However, our Board of Directors  believes that it is in the best interest of the Company and our shareholders to  have additional shares of common stock authorized and available for issuance or  reservation on an as-needed basis without the delay or expense of seeking  shareholder approval (unless required by law). The Board of Directors believes that it is in the best interests the Company and its shareholders to have the flexibility to raise additional capital or to pursue acquisitions to support our business plan.

The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company’s shareholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, including instances where the independent shareholders of the Company favor a transaction paying an above-market premium for shares of the Company’s stock. Similarly, the issuance of additional shares to certain  persons allied with the Company’s management could have the effect of making it  more difficult to remove the Company’s current management by diluting the stock  ownership or voting rights of persons seeking to cause such removal. The Board of Directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti- takeover device.

The amendment will effect a change in the number of authorized shares of our common stock; we are not increasing the authorized shares of preferred stock. However, the amendment will not result in any change in our business, assets, liabilities or net worth (other than as a result of the costs incident to the amendment, which are immaterial). The rights and preferences of the outstanding shares of the common stock will remain the same. Our management, including all directors and officers, will remain the same after the amendment.

If the stockholders approve this proposal, the Board of Directors shall file an Amendment to our Certificate of Incorporation with the Secretary of State of Nevada. The increase in our authorized capital will become effective on the date of filing. The text of the Articles of Amendment is set forth in Exhibit A hereto.

The approval of our proposal to amend our Certificate of Incorporation to increase our authorized capital requires the affirmative vote of at least a majority of the votes cast by the holders of shares of common stock present or represented at the meeting and entitled to vote.

Pursuant to NRS 78.390(5), at any time before the effective date of the amendment to our articles of incorporation, notwithstanding approval of the proposal, the board of directors may, by resolution, abandon the proposed amendment without further action by the stockholders.

Our Board of Directors recommends that stockholders vote In Favor of the amendment to our Certificate of Incorporation to increase our authorized common stock from 41,666,667 shares to 191,666,667 shares.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of the Record Date by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the Record Date.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Record Date is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

As of the Record Date, we had [  ] shares of common stock issued and outstanding.  Unless otherwise indicated, the business address of each person listed is in care of the Company at its corporate address. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percent of Class (1)

Common Stock	Stanley Weiner		(2)		%
Common Stock	Paul DiFrancesco				%
Common Stock	Joseph O’Neill				%
Common Stock	Hon. Bill Carter				%
Common Stock	Manfred Birnbaum				%
Common Stock	D. Grant Seabolt, Jr.		(3)		%
Common Stock	Robert Miranda		(4)
Common Stock	Joshua Brooks				%
Common Stock	All Directors and Officers as a Group (10 Persons)				%
Common Stock	Adam Jennings(5)

(1)  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)  Includes 833,333 shares received pursuant to our consulting agreement with Mr. Weiner.
(3) Includes 166,667 shares received pursuant to our consulting agreement with Mr. Seabolt.
(4) As the President of Miranda & Associates, A PC, Mr. Miranda beneficially owns the 120,287 shares of our common stock we issued to him as per our agreement with Miranda & Associates.
(5) As a Named Executive Officer, as such term is defined in Item 402 of Regulation S-K, we are required to include Mr. Jennings in this table.

Exhibit A

CERTIFICATE OF AMENDMENT
TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.39)

1.	Name of Corporation: STW RESOURCES HOLDING CORP.

2.
The articles have been amended as follows: the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Article V” so that, as amended, the Section shall be read as follows:

Article V SHARES. The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

 The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	191,666,667
Preferred	$0.001	9,790,000
Series A-1 Preferred Stock	$0.001	210,000
Totals:		201,666,667

3.
The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _________________

4.	Effective date and time of filing: (optional)

1	Date:___________ Time:____________

5.	Signature

_________________________
By: Stanley Weiner, CEO

WRITTEN CONSENT

STW RESOUCES HOLDING CORP.
3424 SCR 1192
Midland, TX 79706

DEADLINE TO VOTE: December 23, 2014
Record Date: November 13, 2014

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK.

The Board of Directors recommends you vote FOR the following proposal:

To approve an amendment to our articles of incorporation increasing the number of authorized shares of common stock from 41,666,667 to 191,666,667.

FOR
AGAINST
Abstain

THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS CONSENT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS FOR THE PROPOSAL.

Signature of Shareholder:  _______________________________

Print Name of Shareholder:  ______________________________

Date:  ______________________________

Name shares held in (Please print):  _________________________

No. of Shares Entitled to Vote:  ____________________________

Stock Certificate Number(s):  ______________________________

Note:
Please sign exactly as your name or names appear in the Company’s stock transfer books. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.

If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.
If the signer is a partnership, please sign in partnership name by authorized person.
Please provide any change of address information in the spaces below in order that we may update our records:

Change of Address: ______________________________________________________

                                    ______________________________________________________